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                                                                     EXHIBIT 5.1

               (LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL)

                                                        September 10, 1997


Unitrode Corporation
7 Continental Boulevard
Merrimack, New Hampshire 03054

         Re:     Unitrode Corporation:
                 Registration Statement on Form S-8, dated September 10, 1997

Ladies and Gentlemen:

         We have served as counsel to Unitrode Corporation, a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of up to 1,000,000 shares (the "Shares") of common stock, $.20 par value per share ("Common Stock"), by the Company, covered by the above-referenced Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"). The Shares are to be issued by the Company pursuant to the Unitrode Corporation 1992 Employee Stock Option Plan (the "Plan"), as amended by Amendment No. 1 to the Plan, dated April 28, 1995 ("Amendment No. 1"), and as further amended by Amendment No. 2 to the Plan, dated March 17, 1997 ("Amendment No. 2" and together with Amendment No. 1, the "Amendments"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

         1.      The Registration Statement;

         2. A specimen of the certificate representing shares of Common Stock, certified as of a recent date by the Secretary of the Company;

         3. The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

         4. The Bylaws of the Company, certified as of a recent date by its Secretary;

         5. Resolutions adopted by the Board of Directors of the Company relating to (i) the approval of the Plan, (ii) the approval of Amendment No. 1, and (iii) the approval of





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Amendment No. 2 and the authorization of the issuance of the Shares pursuant to the Plan, as amended by the Amendments, certified as of a recent date by the Secretary of the Company;

         6. A certificate as of a recent date of the SDAT as to the good standing of the Company;

         7. A certificate executed by Allan R. Campbell, Secretary of the Company, dated September 9, 1997;

         8. Copies of the Plan and the Amendments, certified as of a recent date by the Secretary of the Company; and

         9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications noted below.

         In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

         1. Each individual executing any of the Documents whether on behalf of such individual or another person is legally competent to do so.

         2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

         3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

         4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no oral or written modifications or amendments to the Documents, and there has been no waiver of any of the provisions of the Documents, by action or omission of the parties or otherwise.

         The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:





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         1.      The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

         2. The Shares have been duly authorized by requisite corporate action by the Company and, when issued and delivered against payment therefor in the manner described in the Plan, as amended by the Amendments, and in the Registration Statement, and assuming that the sum of (i) the number of shares of Common Stock outstanding on the date hereof, (ii) any shares of Common Stock issued from the date hereof until any date on which Shares are issued (not including any Shares) and (iii) the Shares will not exceed the number of shares of Common Stock that the Company has authority to issue, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities laws of the State of Maryland.

         We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

         This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement. Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                               Very truly yours,

                               /s/ Ballard Spahr Andrews & Ingersoll





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